CIMB BANK

Strictly Private & Confidential

Date: 2 August 2023

GEM REWARD SDN BHD (1234159-A)
ZCITY
NO. 29, JALAN PPU 2A,
TAMAN PERINDUSTRIAN PUSAT BANDAR PUCHONG
47100 PUCHONG, SELANGOR

Dear Sherine,

RE: CIMB BANK DEALS COLLABORATION PROGRAMME

Greetings from CIMB Bank Berhad.

As your company has valued and strategic marketing strategies, we are pleased to extend this collaboration programme proposal which has been tailored to match your company's specific requirements.

Should the collaboration programme proposal and the terms and conditions set out in the enclosed Appendix 1 be acceptable to you, we would appreciate it if you could sign the acceptance and return **one** copy to us.

We are confident that this collaboration programme will yield positive results to your organisation and we look forward to a beneficial collaboration with you.

Please contact Sim Thian Chi at 012 357 3288, email address: thianchi.sim@cimb.com should you require further information.

Thank you.

Yours sincerely,
CIMB BANK BERHAD [197201001799 (13491-P)]

____

Tam Pay Mun

Vice President
Strategic Partner Management
Consumer Products, Wealth & Preferred
CIMB Bank Berhad

APPENDIX 1 – CIMB DEALS COLLABORATION PROGRAMME PROPOSAL AND TERMS AND CONDITIONS

Company's Registered Name (Business/Company Registration Number)	• GEM REWARD SDN BHD (1234159-A) • NO. 29, JALAN PPU 2A, TAMAN PERINDUSTRIAN PUSAT BANDAR PUCHONG, 47100 PUCHONG, SELANGOR
Company's Trading Name	• ZCITY
Marketing Support from CIMB	**<u>Marketing channels:</u>** • Promo page on deals.cimb.com • Consolidated eDM • eNewsletter / eMagazine • SMS and/or Clicks App push notification • Internal Staff • Clickable Statement **Date(s) and slots are subject to availability*
Collaboration Programme Description	**<u>Promotion mechanics:</u>** This offer is applicable for all CIMB Bank debit and credit card issued from Malaysia all new credit or debit cards issued by CIMB Group from time to time. **<u>Validity</u>** • 7 August 2023 until 31 December 2023 **<u>Mechanic</u>** • Complimentary ZCITY Gift Pack (worth up to RM15) with minimum spend of RM50 on below transactions with ZCITY App: - Scan & Pay - Bill Payment - Zstore and e-Voucher purchase **<u>Terms & Conditions:</u>** • Payment must be made with a CIMB Bank debit or credit card issued in Malaysia. • Promotion is only valid on ZCITY app (https://zcity.io/) • Offer is valid for both new and existing ZCITY registered users with minimum spend of RM50 in a single transaction on Scan & Pay, Bill Payment, Zstore or eVoucher purchase. Limited to one (1) time redemption per ZCITY registered user. Capped at 300 redemptions per promotion month and 1,500 redemption throughout the promotion period. a) For new user: Get RM10 Bill Payment cash voucher and RM5 Zstore cash voucher. b) For existing user: Get RM10 Bill Payment cash voucher. • Offer excludes TnG and Boost eWallet Reload PIN. • The ZCITY Gift Pack will be credited into user's account within 14 working days after the 1st day of the following month, and is valid for 90 days from its date of issuance. • Promotion is not valid with existing credits used, other ongoing promotions, discounts, vouchers or privilege cards.
Terms & Conditions	The Company and CIMB Bank Berhad ("**CIMB Bank**") may be referred to in these terms and conditions individually as a "Party" and together as the "Parties". **<u>Obligations</u>** 1. During the term of the Collaboration Programme commencing from 7 August 2023 until 31 December 2023 ("**Collaboration Period**"), the Company agrees to honour the promotion / offer as set-out in Collaboration Programme Description. 2. The Company shall not, during the Collaboration Period, participate in similar marketing promotions with any financial institutions except for promotions carried out in the context of its own in-house loyalty programme(s). 3. The Company shall allow CIMB Bank to place its promotional items (e.g standees,

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	posters, leaflets & wobblers) at all showrooms or sales outlets or events subject to the Company's approval. 4. The Company is to ensure all relevant staff are briefed well on the Collaboration Programme. **Others** 5. Neither Party shall at any time for any reason whatsoever, disclose to any third party, any confidential information as to the state of affairs of the other Party and its customers which has become known to it as a result of the operation of the Collaboration Programme. 6. The Parties agree that they shall, during the Collaboration Period and thereafter keep secret and confidential all information relating to the Collaboration Programme including but not limited to the performance and reports of the Collaboration Programme and each Party undertakes that it will not by itself, use or divulge to others for their use or for commercial purposes detrimental to the interests of the other Party, any information made available to a Party pursuant to these terms and conditions. 7. These terms and conditions shall be binding upon the permitted assigns and successors-in-title of the Company and CIMB Bank. 8. In the event that the Company ceases its business operations during Collaboration Period, these terms and conditions shall automatically terminate save and except obligations relating to Company's liability, intellectual property rights, confidentiality, personal data and such other terms which will survive termination of the Collaboration Programme. 9. CIMB Bank shall at any time be entitled to terminate the Collaboration Programme, by giving the Company thirty (30) days' prior notice in writing whether or not there is any breach of the terms and conditions herein. 10. Notwithstanding the above, either Party may terminate the Collaboration Programme immediately if one or more of the following events take place: (a) The other Party ceasing to do business; (b) Dissolution or liquidation of the Party or steps taken for the winding up of and appointment of receivers and managers in respect of the Party; (c) Any applicable laws, regulations or directives of any regulatory authority having jurisdiction over the Party prohibit or restrict in any manner the Party from performing its obligations relating to the Collaboration Programme and/or under these Terms and Conditions; (d) Negligence or wilful misconduct of one Party, its staff, representatives or agents which is harmful to the goodwill or reputation of the other Party; (e) Any material breach of these Terms and Conditions which is not rectified for a period of thirty (30) days after written notice thereof from the non-defaulting party; (f) In the event of any fire, explosion, civil commotion, riot, strike, labour disturbance and any other unpreventable act of God or unforeseen cause for a continuous period of one (1) month. 11. The Company shall at any time be entitled to terminate the Collaboration Programme by giving CIMB Bank thirty (30) days' prior notice in writing whether or not there is any breach of these terms and conditions as CIMB Bank needs sufficient time to notify its customers of such termination. 12. Consequences of Termination: (a) Each Party shall immediately cease all marketing and promotion of the other Party's products and/or services; (b) Each Party shall cease to use the other Party's Intellectual Property (as defined below) and in any promotional materials and all costs related or incidental to effecting the cessation of such use shall be borne by the relevant Party using the other Party's Intellectual Property. (c) Each Party shall promptly return to the other Party or otherwise dispose, as the

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other Party may instruct, all documents and promotional materials received or in possession of a Party which may have come into its possession or under its control pursuant to the Collaboration Programme or these Terms and Conditions. The costs and charges in any such return or other disposal shall be borne by the Party responsible for the return or destruction of such documents and promotional materials. Notwithstanding the aforesaid, Parties shall be entitled to retain a copy each of the relevant document and promotional materials for audit trail purposes.

(d) The expiry or termination for the Collaboration Programme shall be without prejudice to any rights, remedies or claims which have already accrued to any of the Parties prior to the effective date of expiry or termination of the Collaboration Programme.

13. The Parties shall promptly deal with any queries and/or complaints in relation to their respective product or services.

14. Neither Party shall be entitled to assign its rights or obligations under these Terms and Conditions without the written approval of the other Party save and except that CIMB Bank may assign, transfer and novate its rights and obligations under these Terms and Conditions pursuant to any merger, amalgamation and/or reorganisation by prior written notice to the other Party.

15. In the event of any disagreement or dispute between the Parties arising out of any matter relating to or arising out of the Collaboration Programme and/or these Terms and Conditions, the Parties agree to discuss in good faith to reach an amicable solution.

16. (a) Each of the Parties acknowledges and agrees that all legal and beneficial ownership of Intellectual Property (as defined below) in the information, software, documents, data and other materials provided by the other Party belongs to such Party and neither Party shall in any circumstances use, copy or deal with the other Party's Intellectual Property except expressly authorised in writing by the owner of the Intellectual Property. Neither Party shall acquire any rights of ownership to any Intellectual Property or other intellectual property of the other Party under these Terms and Conditions.

(b) "Intellectual Property" means any patents, trademarks, rights in designs, get up, trade, business or domain names, copyrights including rights in computer software and databases (including database rights) and topography rights (in each case whether registered or not and, where these rights can be registered, any applications to register or rights to apply for registration of any of them), and where applicable any goodwill therein, rights in inventions, know-how, trade secrets and other confidential information, or any other intellectual property rights which may exist at any time in anywhere in the world.

(c) The Parties may provide each other with their respective Intellectual Property for use solely in connection with activities under these Terms and Conditions.

(d) The use of all Intellectual Property will be subject to the approval of the other Party, which approval will not be unreasonably withheld or delayed. Any approval to use a Party's Intellectual Property shall be granted on a non-exclusive, non-transferable, royalty free, revocable basis and shall be subject to such owner party's usage guidelines and the terms and conditions herein.

17. (a) To the extent any of the data/information extended by one Party to the other Party and/or collected/processed by one Party on behalf of the other Party pursuant to these Terms and Conditions consists of "personal data" as defined in the Personal Data Protection Act 2010 ("**PDPA**"), each Party agrees that it will not conduct itself and to procure that its employees, agents or servants shall not conduct themselves in such a manner as to cause the other Party to be in breach of its obligations as a "data user" under the PDPA and it shall at all times comply with the PDPA and the principles set out therein in relation to the processing of personal data.

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(b) The Parties agree to comply and have adequate measures in place to ensure compliance at all times with the provisions and obligations contained in all applicable laws and regulations in Malaysia, including but not limited to the Personal Data Protection Act 2010, its subsidiary legislation and associated Codes of Practice, as amended from time to time, in order to collect, use, process, record, hold, store, share and/or disclose any or all information related to the performance and obligations under these Terms and Conditions.

(c) The Parties shall implement adequate technical and organisational security measures to protect personal data from any loss, misuse, modification, unauthorised or accidental access or disclosure, alteration or destruction.

(d) The provisions of this clause shall survive the expiration or termination of the Collaboration Programme.

18. The Parties are independent contractors. Nothing herein shall be deemed or construed by the Parties or any third party as creating a relationship of principal and agent, or partnership or of joint venture between the Parties or any of their respective agents hereto or to grant to either Party any right or authority to assume or create any obligation or responsibility, express or implied for or on behalf of or in the name of the other Party or to bind the other Party in any manner whatsoever.

19. Either Party may propose any amendments that they deem necessary to ensure full compliance with any directives or regulations imposed by any regulatory authorities. Such proposed amendments are subject to the mutual agreement of the other Party.

20. Each Party shall comply with all applicable local laws, ordinances and codes in performing its obligations under these Terms and Conditions.

21. The Company undertakes that it shall not and shall ensure that its personnel, officers, directors, agents shall not engage in any form of corruption, bribery or the giving or receiving of any benefit, gratification, gift, commission, financial advantage or advantage/consideration of any kind as an inducement or reward for doing or forbearance from doing any act howsoever related or intending to improperly influence decision making in relation to these Terms and Conditions or any other contract or award from CIMB Bank or any other third party. A breach of this clause may be considered by CIMB Bank to be a material breach of these Terms & Conditions and CIMB Bank may, in its discretion, terminate this Collaboration Programme without prejudice to any remedies available to it.

22. The Company acknowledges that CIMB Bank is under a statutory obligation to report any offer or giving of benefit, gratification, gift, commission or consideration to the relevant regulatory authorities. The Company shall therefore promptly and in good faith report to CIMB Bank in the event that any of CIMB Bank's personnel, officer(s) or director(s):-

    (i) request(s) or demand(s) for or attempt(s) to request or demand for; and/or

    (ii) receive(s), take(s) or extort(s) or attempts to receive or take or extort

    any benefit, gratification, gift, commission, financial advantage or advantage/ consideration of any kind as an inducement or reward for doing or forbearance from doing any act howsoever related or intending to improperly influence any decision to be made by CIMB Bank whether in connection with these Terms and Conditions or any other contract or award from CIMB Bank.

23. All reporting by the Company pursuant to the clause above may be made in accordance with CIMB's Whistle Blowing Policy as set out in https://www.cimb.com/en/who-we-are/overview/corporate-governance/code-of-conduct/whistle-blowing.html

24. The Company agrees to respond promptly to CIMB Bank's enquiries and shall, co-operate and provide reasonable assistance during any investigation or audit by CIMB Bank relating to any allegations of bribery or corruption.

25. These Terms and Conditions shall be governed by and be construed in accordance with the laws of Malaysia and the Parties agree to submit to the exclusive jurisdiction of the courts of Malaysia.

26. The Company shall maintain accurate and up to date records and supporting

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	documentation of its obligations under these Terms and Conditions ("**Records**") and shall provide a copy of these Records in hard copy and/or agreed electronic form to CIMB Bank, if requested. CIMB Bank is permitted to disclose copies of such Records upon request of any regulatory authorities having jurisdiction over it. 27. CIMB Bank, Bank Negara Malaysia and other regulator having jurisdiction over CIMB Bank may review the Company's process, procedure and performance pursuant to these Terms and Conditions. 28. These Terms and Conditions constitute the entire agreement between the Parties and supersedes all prior contracts, understandings and representations between the Parties in respect of the subject matter hereof. 29. The failure of either Party to insist upon or enforce strict performance by the other of any provision of these Terms and Conditions, or to exercise any right or remedy under these Terms and Conditions, will not be interpreted or construed as a waiver or relinquishment to any extent of that Party's right to assert or rely upon any such provision, right or remedy in that or any other instance; rather, the same will be and remain in full force and effect. 30. The invalidity or unenforceability of any one or more portion in these Terms and Conditions shall not affect the validity or enforceability of the remaining portions of these Terms and Conditions or any part thereof. 31. Time whenever mentioned shall be the essence of these Terms and Conditions. 32. (a) Any notice and communication required to be given under these Terms and Conditions or required by statute, law or regulation shall (unless otherwise provided) be in writing and shall be delivered by hand, courier, or email to the respective parties and addresses as set out herein or to such other addresses or email address as may from time to time be designated by notice hereunder. (b) All notices and communication shall be in the English language and shall be deemed given if delivered by hand or by courier upon actual delivery and acknowledged by an authorised employee of the receiving party or if transmitted by email, on transmission date with a receipt of a transmittal confirmation.
Company Contact Person	Name: Sherine Chow Designation: Key Account Manager Contact Number: +6011 3319 9187 E-mail: sherine.chow@gemreward.club

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COMPANY'S ACCEPTANCE

TO : CIMB BANK BERHAD

FROM : GEM REWARD SDN BHD (1234159-A)

DATE : 2 Aug 2023

I / we, on behalf of GEM REWARD SDN BHD (1234159-A), accept this offer to participate in the Collaboration Programme based on the terms and conditions of this Letter and Appendix 1 and agree to be bound by the Terms and Conditions set out in this Letter and Appendix 1.

I/ we, also understand that the acceptance of this offer to participate in the Collaboration Programme is strictly at CIMB Bank Berhad's discretion.

Signature : ______________

Company Stamp : GEM REWARD SDN. BHD.

Name : Teo Chong Chan

Designation : CEO

Date : 2 Aug 2023

Contact No : +60-10 2698977

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Sustainability Due Diligence Form

Please indicate "X" on the appropriate boxes	**Remarks from Partners (If "Yes", please provide details)**	**Remarks from CIMB Officer**
To the best of your knowledge, is the Partner or the Partner's related companies, involved in illegal activities such as Bribery; Breaches of national labour laws and human trafficking laws; Illegal logging or uncontrolled fire; Terrorism; Smuggling? [Applicable only if illegal activities are not covered by existing KYC/due diligence checks] Yes ☐ No ☒		
In the last 3 years, has the Partner or the Partner's related companies, been subject to **fines, penalties, regulatory sanctions, investigations** or **reputational damage** in relation to: (a) **environmental issues** such as violations of environmental limits on all kinds of pollution, deforestation, desertification, destruction of natural habitat and ecosystems, etc.? Yes ☐ No ☒ (b) the **social or ethical issues** such as human rights, child labour, social discrimination, bribery, corruption, exploitation, etc.? Yes ☐ No ☒		

Completed by (Partner):

Name: Teo Chong Chan
Phone Number: +6010-2698977
Email: sam@treasuregroup.co
Position in company: CEO
Company name: ZCITY Sdn. Bhd.
Date: 2 Aug 2023

Reviewed by (CIMB Officer):

SIM

Name: Sim Thian Chi
Phone number: 012 3573288
Email: thianchi.sim@cimb.com
Business Unit Name: SPM
Date: 2 August 2023

For Internal Office Use Only

If any of the questions above were indicated as "Yes", please email an editable version of this form (MS Word format) to sustainability@cimb.com within 2 working days.